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For Immediate Release

CIB MARINE BANCSHARES, INC. NAMES
GARY L. LONGMAN TO BOARD OF DIRECTORS

PEWAUKEE, WI, October 13, 2004 – CIB Marine Bancshares, Inc. (“CIB Marine”) announced today that Gary L. Longman, President and Chief Executive Officer of Sunny Ridge Family Center, an adoption agency based in Wheaton, Illinois, has been named to the Company’s Board of Directors. Mr. Longman also will serve on the Audit Committee.

Mr. Longman, age 56, retired as a partner of KPMG in 2000, after serving the firm in a variety of increasingly responsible roles for 30 years. From 1998 to 2000, he was Partner in Charge of the firm’s Assurance practice unit for the Chicago Metro area. Mr. Longman was Midwest Partner in Charge of KPMG’s Manufacturing, Retailing and Distribution practice from 1996 to 1998, and served in a similar position with the Midwest Information, Communications and Entertainment practice from 1993 to 1996. He held a number of leadership positions between 1986 and 1993, including Partner in Charge of the Chicago Audit practice. Among the clients Mr. Longman has served are: Alberto-Culver Company; Ace Hardware Corporation; Bell & Howell Company; Motorola, Inc.; Pepsi Cola General Bottlers, Inc.; Rubbermaid Inc. and Wolters Kluwer. Mr. Longman is active in numerous community and business organizations, including the Board of Executive Advisors of the Northern Illinois University College of Business, the Economic Club of Chicago, and the Chicago Menttium 100 mentoring program.

“We are honored to be able to attract a professional of Gary Longman’s caliber to our Board of Directors,” said W. Scott Blake, Chairman of the Board of CIB Marine. “Gary not only has extensive financial expertise and management credentials, but also has demonstrated a commitment to the community that is consistent with the focus of our organization.”

CIB Marine is a multi-bank holding company that currently operates 58 banking offices in Illinois, Wisconsin, Indiana, Florida, Arizona, Nebraska and Nevada.

Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company’s reports filed with the Securities and Exchange Commission.